Exhibit 10.1
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement for PAUL C. SAVILLE (“Amendment”) is made, effective as of May 4, 2022 by and between NVR, Inc., a Virginia corporation (the “Company”) and PAUL C. SAVILLE (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into an Amended and Restated Employment Agreement, effective as of January 1, 2016, which was subsequently extended by letter agreement dated November 4, 2020 (collectively, the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the Employment Agreement to account for the Executive’s change in position and to correct the drafting error of a section reference in Section 6.5.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

A.The term “President and Chief Executive Officer” in the second recital of the Agreement and in Section 1.1 of the Agreement shall be replaced with “Executive Chairman of the Board.”

B.Section 6.5 of the Agreement is hereby stricken and replaced in its entirety with the following:

6.5 Termination Without Cause. The Company may on sixty (60) days’ notice terminate the Executive’s employment without Cause (as such term is defined in Section 6.4) during the term of this Agreement. In the event of a termination without Cause, as full satisfaction of the Company’s obligations to the Executive, the Executive shall be entitled to receive (i) the Executive’s Base Salary and accrued Annual Bonus for the period ending on the date of termination and (ii) an amount equal to TWO HUNDRED PERCENT (200%) of his then annual Base Salary, paid in a lump sum within 10 days following six months and one day after the date of termination. For purposes of this Section 6.5, the accrued Annual Bonus shall be calculated as one hundred percent (100%) of Base Salary multiplied by the fraction of (x) the number of days in the calendar year through the last day worked by the Executive divided by (y) 365 days (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year). The Executive shall also be provided with outplacement services with a firm jointly selected by the Executive and the Company at a cost not to exceed ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

C.Except as set forth in this Amendment, the Agreement shall otherwise remain in full force and effect, with no other changes effected by this Amendment.

D.The parties further agree that the change in Executive’s title and role effected by this Amendment, and any change in Executive’s responsibilities associated with such changes, do not constitute Good Reason for purposes of Section 6.7 of the Agreement or provide Executive with grounds to invoke the provisions of Section 6.9 of the Agreement pertaining to a change in senior leadership.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

NVR, INC.		EXECUTIVE
By:	/s/ Gary Brown	/s/ Paul C. Saville
Name:	Gary Brown	Name: Paul C. Saville
Title:	Senior Vice President, Human
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